AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1996

                                  FORM N-18F-1
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                FILE NO. 33-8982
                                ICA NO - 811-4852

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                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

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                             THE VICTORY PORTFOLIOS
                          -----------------------------
                            Exact Name of Registrant

                                3435 Stelzer Road
                              Columbus, Ohio 43219
                          ----------------------------
                     (Address of Principal Executive Office)

                                 (800) 362-5365
                             ----------------------
                        (Area Code and Telephone Number)

                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (the "Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record of the funds listed on the attached Schedule A as provided by Rule 18f-1 under the Investment Company Act of 1940, as amended. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this notification of election to be duly executed on its behalf in the City of Columbus and the State of Ohio on the 25th day of November, 1996.



                                    Signature: The Victory Portfolios

                                            By: /s/ Scott A. Englehart
                                                ----------------------
                                                    Scott A. Englehart
                                                    Secretary


Attest:  /s/ George O. Martinez
         ----------------------
         George O. Martinez
         Assistant Secretary

                                   SCHEDULE A

                               TO THE FORM N-18F-1
                                       OF
                             THE VICTORY PORTFOLIOS


           Name of Fund

1.   The Victory Balanced Fund
2.   The Victory Diversified Stock Fund
3.   The Victory Growth Fund
4.   The Victory International Growth Fund
5.   The Victory Ohio Regional Stock Fund
6.   The Victory Stock Index Fund
7.   The Victory Special Growth Fund
8.   The Victory Special Value Fund
9.   The Victory Value Fund